First Quarter 2001 Earnings
Conference Call
January 25, 2001
10:00 a.m. CST

Charlie:

Welcome to Oshkosh Truck’s first quarter earnings conference call. I’m Charlie Szews, Chief Financial Officer, and with me is Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck, who will talk with you in a few minutes about our business outlook.

Our remarks that follow, including answers to your questions, include “forward-looking statements” that we believe to be within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly conference call, if at all.

This morning, Oshkosh Truck reported first quarter earnings that were $0.01 per share ahead of management estimates reported on our last earnings conference call on October 26, 2000. We also re-affirmed our earnings per share estimate for the full fiscal year ended September 30, 2001 of $3.45. That means we expect earnings per share to be up about 16.7% in fiscal 2001.

Historically, our first fiscal quarter ended December 31, is our toughest and this was no exception. Seasonally lower volumes in all segments make it our toughest quarter.

Net income before extraordinary items was up a strong 22.8% in the first quarter, while EPS was up only 4.3%. The secondary equity offering in the first fiscal quarter of last year drove our interest costs down and hence our earnings up, but the additional shares diluted EPS.

Consolidated sales were up 15.4% in the first quarter, in line with our previous 15% estimate, while our consolidated operating income margin of 6.3% was also in line with our previous estimate of 6.5%.

In a nutshell, we experienced somewhat softer concrete placement and refuse sales in the commercial segment in the first quarter that were offset by very strong performances by our fire and emergency and defense segments. And, stronger controls over working capital investments aided in lowering our interest costs.

Let’s turn to a brief review of the results of the individual business segments.

Fire and Emergency

Beginning with our fire and emergency segment, sales grew 24.0% to $93.7 million in the quarter, and operating income was up 87.9% to $7.4 million, or 7.8% of sales. Excluding the results of our Medtec and Kewaunee acquisitions, organic sales growth was 18.8% and operating income would have risen 76%. In the first half of last year, results were slowed by the effects of an ERP installation at Pierce, so comparisons were a little easier, but we still bested our October estimates.

New orders were outstanding in the first quarter. Pierce’s backlog was up 20.1% at December 31, compared to prior year levels. Certainly, a part of the increase resulted from an acceleration of Pierce’s annual price increase from mid-January to mid-November. However, we are quite encouraged because the month after Pierce’s annual price increase takes effect is normally a soft order month, yet this year orders in both December and January remained strong.

In fact, given Pierce’s strong backlog and favorable mix of custom pumpers and aerials, we are increasing our estimates for the fire and emergency segment’s annual sales and operating income. We now expect fire and emergency segment sales to rise 16.5% for the year to $455 million from our previous estimate of $440 million. Likewise, operating income in the segment should be up about 40% in fiscal 2001 to about $46 million.

Defense

Sales in our defense segment were up 54.5% to $81.7 million in the first quarter due to strong export sales and the continued ramp-up of production under the company’s MTVR contract. Operating income was up 14.0% in the first quarter. Last year we had an unusual mix of very profitable parts business that drove margins to 14.2% in the first quarter of fiscal 2000. That muted the growth that we would have otherwise seen in operating income this year.

Our first quarter defense results were much better than previously estimated last Autumn. Sales were up about $6.0 million over our estimates, and operating income was up about $3.0 million over our estimates. We were fortunate to book some unforeseen parts sales, and we put a tight lid on spending in the quarter.

With these first quarter results, we are raising our annual defense sales estimate to about $415 million, or up about 50% for fiscal 2001, and our defense operating income estimate to $33.5 million, up 11.2% for the year, from our previous estimate, which was essentially flat earnings. And, these estimates do not reflect any improvement in MTVR margins that we may enjoy when all testing is complete and we know the final configuration of the truck.

Commercial

Sales in the commercial segment were down 8.1% in the first quarter to $106 million, while operating income was down 31.8% to $6.2 million. Concrete placement sales were down 9.3% during the quarter, while refuse sales were down 6.0%.

We had expected some softness in the first quarter, but the economic uncertainties caused in part by the extended presidential vote caused our customers to delay orders into the balance of the year. Lower seasonal volumes further made the percentages look worse.

Operating income declined in this segment due to the lower sales volume and two week-long production shutdowns to adjust inventories to required levels. We did begin to enjoy higher refuse margins in the first quarter that we expected from the expansion at McNeilus to automate refuse manufacturing processes. Refuse margins should improve further over the balance of the fiscal year as we move along our production learning curve and introduce additional cost saving opportunities.

Both our rear-discharge and front-discharge unit backlogs were down 37.0% at December 31 compared to the prior year. Orders came in quite early last year due to expected chassis shortages that didn’t materialize, and then the shipping season trailed off sharply in the fourth quarter consistent with historic trends. This year, we expect that the recent actions to decrease interest rates will cause orders to pick up, and then extend our mixer shipments into late Spring and early Summer. Thus, we still believe that rear-discharge mixer sales will be down about 13.5% for the year, but that the sales will come in later than previously estimated. We now believe, however, that front-discharge sales will also be down in fiscal 2001 versus our previous flat estimate. Geographic areas where front-discharge units are sold appear to be hit harder by the weaker economy and we now estimate that front-discharge sales will be down 17% in fiscal 2001.

Our refuse unit backlog was down 4.3% at December 31, 2000, an improvement from being down 14.8% at September 30, 2000, each compared to prior year levels. We were challenged in the first quarter by weak orders from the largest commercial waste haulers. However, orders in late December and January give us renewed optimism for refuse sales to grow about 10% in fiscal 2001. Both Waste Management and Allied/BFI have announced that they expect to increase equipment purchases by over 20% in calendar 2001. They have begun to place nice, consistent weekly orders, so our backlog is building in January.

Pulling it together, we are expecting our commercial segment sales to be down about 6.5% in fiscal 2001 to about $615 million, and operating income to remain about flat in fiscal 2001 as our margin improvement initiative in refuse takes hold.

Corporate and Other

At the Corporate level, our corporate expenses were up about $0.5 million in the first quarter compared to the prior year, and we expect to exceed our previous estimate of corporate expenses for the year by that amount bringing our new annual estimate to $20.0 million.

From a debt perspective, we beat our estimate of $190 million of debt as of December 31, 2000 by bringing it in at $169.1 million, even following the Medtec acquisition. We now expect borrowings to grow with seasonal working capital demands to $200 million at March 31, 2001 and then decline to $180 million at June 30, 2001 and $140 million at September 30, 2001. We now are estimating lower capital spending in 2001 of about $17 million, down from $22 million in 2000.

2001 Consolidated Outlook

Let me now briefly give you updated estimates for fiscal 2001consolidated financial performance before turning the call over to Bob. Again, this information is available in print in a Form 8-K filing made with the SEC today.

Based on the strength of our performance in fire and emergency and defense segments which is offsetting weakness in the commercial segment, we are increasing our annual sales forecast slightly to $1.485 billion from $1.480 billion and re-affirming our annual EPS estimate of $3.45. Should commercial segment sales deteriorate further from the current estimates, we are hopeful that any improved margins on the MTVR that we may be able to report once we know the final configuration of the truck will be able to offset such commercial market weakness. Again, our current estimates reflect MTVR operating income margins of just under 2%.

By quarter, we believe that consolidated sales will be up compared to the prior year by approximately 9% in the second quarter, 14% in the third quarter and 11.0% in the fourth quarter, yielding an annual sales increase of just over 12%.

Our operating income forecast for the year is now estimated to approximate $113-$114 million, up about 16% from 2001. Operating income margins should increase about 1% from the first to the second quarter, and then another 1% in the second half of the fiscal year.

Based on improved working capital management and thanks to recent interest rate cuts, we believe that our interest costs will fall to about $19.5 million in 2001 from our previous estimate of $21.5 million. Also, based on some tax reduction strategies that we are implementing, we expect that our effective tax rate, after giving effect to non-deductible goodwill amortization of $1.4 million per quarter, will decline to 37.0% from 37.5% in fiscal 2001.

Summing it all up, we expect net income in fiscal 2001 to approximate $59-$60 million and yield about $3.45 EPS. By quarter, we are now estimating EPS to be up about 9% in the second quarter, 28% in the third quarter and 22% in the fourth quarter, yielding a growth of about 16.7% for the year.

Certainly, all these 2001 estimates are just that – estimates. And, there are ranges to all estimates. We encourage all investors to take their own view of our markets, and the impact of market conditions on our sales and earnings.

Bob will now share his views on our first quarter performance and our 2001 outlook.

Robert G. Bohn

You’ve all seen the first quarter results. This is basically where the rubber hits the road. We hit the Street consensus, and we’re pleased with our performance for this crucial quarter of the year. We expect that we will have another good financial performance in fiscal 2001.

All of our plants are running extremely well. At our Oshkosh facility, we have a major expansion project under our belt, with only a few snags – mostly in terms of structuring work flow during the production line realignment. That’s to be expected. However, we took a very controlled approach to the transition. Our first quarter was impacted by about $1 million of production inefficiencies, but I believe that we’ll hit our numbers for the second quarter. At McNeilus, automated production of the rear and front loaders is running as anticipated, and our refuse margins are up a few percentage points as expected.

We were selected by Forbes as one of the “Best Big Companies in America.” That in and of itself is not what’s noteworthy. Instead, I believe it speaks to our ability to evolve and grow aggressively, even in a down market, because of our people, our strategy and our drive.

Fire & Emergency

We predicted that there would be renewed strength in the municipal fire market this year, and that is proving to be true with that 24 percent growth in sales in the first quarter. Quite frankly, we don’t think anyone else in the industry experienced this type of growth. It’s important to note that, in particular, our aerial product sales were stronger. Our new mid-mount products are starting to take hold and provide incremental sales in the aerial market. And, the expanded line of custom chassis shifted demand more heavily toward customs.

Progress at Medtec since the acquisition has been excellent. We’ve fleshed out our distribution strategy for the ambulance line – maintaining the best of Medtec’s existing distribution, and beginning the process to strengthen it with the addition of several, strong Pierce dealers who have the experience, business plans and service capabilities to expand sales in regions that were untouched, notably in large markets like California and Arizona. This transition has been smooth, resulting in a 15% increase in Medtec’s backlog in our first two months of ownership. In addition, we increased Medtec’s production by 20% within just two months, and Oshkosh’s purchasing power and manufacturing expertise are starting to lower material costs.

Medtec's first branding campaign will launch in February, and at the first major trade show of the season in early March, the market will see a new, more powerful Medtec, ready to take a leadership position in the ambulance industry.

Commercial rescues account for the majority of rescues sold in the U.S. The acquisition of American Fire & Rescue was an added bonus to the Medtec acquisition. The AFR line has added to our rescue offering, and we expect sales to increase dramatically because they will be sold through the Pierce network. Our intent is to establish AFR as a value brand, built exclusively on commercial chassis and with limited customization -- perfect for rural, volunteer and suburban departments.

Defense

In the defense business, first quarter results speak for themselves. And more importantly, they speak to the strength of our defense business. Our parts business, in particular, is benefiting from solid service contracts on a regional level, more streamlined acquisition processes among our customers and solid international demand.

We also received major good news yesterday. The UK Ministry of Defense selected FASTTRAX as the preferred provider for heavy equipment tank transporters and trailers for the U.K. Army. Oshkosh is the principal supplier to FASTTRAX and we expect to deliver a Euro version of our enhanced HET model and a trailer subcontracted from a U.K. manufacturer. We also would provide parts to FASTTRAX over a 20 year period. The equipment portion of the contract would represent sales totaling about $75 million over our fiscal years 2002 through 2004, increasing to $95 million if all options are exercised. We are optimistic that this selection by the United Kingdom will enhance our position in other competitions in the U.K. Actual contract award for this business is expected in July.

We intend to turn in a very competitive FMTV development contract proposal in mid-February and anticipate a contract award this summer. We have focused considerable energy and resources on this program and look forward to the test and evaluation phase that leads to the production contract bid.

The MTVR program is on schedule according to contract. We passed developmental testing with flying colors, beating the Marines’ reliability requirements by a factor of 3. So, we have first article test approval, validating our design. First article test approval is the principal milestone in any military contract start-up. We expect call-up for the third program year by mid-April, per the terms of the contract. We had hoped for early call up in December, but the Marines are going to run Phase II operational tests in February, at their expense, to verify the first article test approved vehicle configuration. Program year three funding call-up is scheduled to follow that Phase II operational testing, per the contract. Production continues as planned.

Commercial

In the context of the current, cautious business climate, the performance of our commercial segment is understandable, anticipated and can be tempered by our performance throughout the remainder of the year. We saw a drop in sales of 8.1%, while operating income dipped 31.8%. Our first quarter is traditionally our weakest, and the impact of the economic uncertainty associated with the delay in deciding our presidential leadership cannot be underestimated. Our response to this softening has been measured and swift – we are carefully controlling our inventory levels to find the right balance between fast delivery for unexpected demand and wise use of our capital. Production efficiencies are beginning to take hold. With a positive capital spending climate among top refuse haulers, we believe that refuse sales and margins will strengthen consistently as the year progresses. We also expect our newest products – the Pacific and Atlantic Series to provide incremental sales throughout the remainder of the year.

Another Fed drop in interest rates is expected in time to bolster spending during the Spring building season and help keep the economy out of a major slump. There are underlying economic reasons to believe the downturn in concrete placement will be limited.

Therefore, despite our slow start in our commercial business, I believe that the commercial business will pick up as the year progresses.

SUMMARY

In summary, we believe that we will enjoy another solid financial performance in 2001, and we are re-affirming our fiscal 2001 EPS estimate of about $3.45. Thank you.

Operator, please announce the question and answer period.